ZBB Energy Corporation Reports Second Quarter 2013 Results

Commercial Product Sales Revenue Increased Over Ten Times From the Prior Year Quarter

MILWAUKEE, WI -- (Marketwire - February 13, 2013) - ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for the second quarter ended December 31, 2012.

Financial results for the second quarter ended December 31, 2012 as compared to the second quarter ended December 31, 2011 included:

  Product sales increased more than ten times from $240,921 to $2,748,007.
  Gross profit on product sales of $482,801 and an increase in gross margin on product sales from 7% last quarter to 18% this quarter.
  Total revenues, including engineering and development revenue, increased more than five times from $440,921 to $2,748,007.
  Net loss of $3,083,457 compared to $2,730,310. The increase in net loss is due primarily to the increase in equity in loss of investee company(China joint venture).
  Loss per share decreased to ($0.04) from ($0.08).

As of February 13, 2013, the Company's backlog was $6.1 million compared to backlog of $5.3 million on November 5, 2012. ZBB ended the second quarter of fiscal year 2013 with total assets of $17.0 million including $2.4 million in cash and $1.2 million in accounts receivable. Anticipated collections in the third and fourth quarters of this fiscal year associated with current backlog and current accounts receivable is approximately $4.3 million. Operating expenses plus additional inventory purchases for current backlog continue at approximately $1.4 million per month with the Company actively reducing non-essential cash expenses.

The Company is aggressively pursuing additional sales orders and other sources of funding including expansion of contract engineering and development programs through strategic partners. Sufficient cash and working capital through fiscal year 2013 fourth quarter depends on securing additional investment capital or other financing, which may include: collaboration agreements and/or investments from strategic partner/partners, or other financing alternatives.

Highlights of the second quarter of fiscal year 2013

Total revenues increased during the second quarter to $2,748,007 from $440,921 in the prior year quarter. Second quarter product sales increased to $2,748,007 from $240,921 in the prior year quarter, due to successful commercialization and continued sales growth of the Company's ZBB EnerSystem™ platform and power electronics including hybrid vehicle control systems. There were no engineering and development revenues, as compared to $200,000 in the prior year, due primarily to the completion of various milestones related to engineering and development agreements.

Total expenses for the second quarter were $5,594,078 compared with $3,206,257 in the prior year quarter. The increase in expenses was primarily related to an increase in the cost of product sales and other expenses as follows:

  $2,077,586 increase in cost of product sales was due to the ten-fold increase in ZBB EnerSystem and hybrid vehicle motor controller sales;
  $189,448 increase in advanced engineering and development expenses was due to a shift from engineering contracts to product development and pilot plant operation for the Company's ZBB EnerStore™ and ZBB EnerSection™ products;
  $188,732 increase in selling, general and administrative expenses was due primarily to an increase in production management, engineering and sales personnel; and
  $387,681 increase in total other expense primarily as a result of an increase in the equity in loss of investee company of $397,922.

During the second quarter, the Company's major accomplishments included:

  Signed a long-term OEM supply agreement with Crosspoint Kinetics, a wholly owned subsidiary of Cummins Crosspoint, LLC, for hybrid electronics. The Company received from Crosspoint Kinetics $900,000 of new orders booked in the second quarter, in addition to the original order of $500,000 booked in the first quarter.
  Signed an agreement to supply a 2,000 kWh ZBB EnerStore System, including 40 ZBB EnerStore modules, for the luxury eco-resort The Brando in French Polynesia, designed to be the first LEED™ (Leadership in Energy and Environmental Design) Platinum certified destination resort in the world, as new construction and in the campus category.
  Received a development order to be followed by a prototype order for electronics to be utilized in an innovative generator technology being applied to hydro generation.
  Shipped an eight unit ZBB EnerStore and a ZBB EnerSection power and energy control center system to the microgrid installation at the Joint Base Pearl Harbor Hickam (JBPHH) U.S. Military base in Honolulu, Hawaii.
  Shipped an order from the U.S. Navy Fleet and Industrial Supply Center, San Diego (FISCSD) for a 1,000kWh / 500kW-rated energy storage system for use in a microgrid application at the San Nicolas Island Naval Facility, located in the Catalina Island group, just west of Los Angeles, California.
  Achieved a 30% ZBB EnerStore product cost reduction that we expect to begin to realize on orders shipped in the third and fourth quarters.

Six months ended December 31, 2012 compared to six months ended December 31, 2011

For the six month period ending December 31, 2012 compared to the six months ended December 31, 2011:

  Revenues increased 120% to $4,571,328 from $2,078,778.
  Total costs and expenses increased 57% to $10,313,458 from $6,540,596.
  Net loss increased 35% to $5,966,247 from $4,405,758.
  Loss per share declined to ($0.08) from ($0.14).

Milestones achieved subsequent to the end of the second quarter:

  Received an order for a Grid Independent ZBB EnerSystem with ZBB EnerStore zinc bromide flow batteries to provide an integrated Microgrid Energy Management System to the University of Technology Sydney (UTS) to serve as a permanent power source, demonstration unit and learning platform in the newly constructed Broadway Building.
  Shipped a ZBB EnerSystem to Lotte Chemical in South Korea, consisting of a ZBB EnerStore flow battery and ZBB EnerSection power and control center.
  Entered into a strategic relationship with BPC Engineering (Moscow, Russia) which introduces ZBB's line of products into the Russian and Commonwealth of Independent States (CIS) markets.
  Delivered against the initial contract to provide ZBB's second generation retrofit hybrid electric vehicle controller technology to Crosspoint Kinetics.

"The second quarter ten-fold increase in product sales met our plan objectives of year-over-year increases in revenues," said Eric C. Apfelbach, President and CEO. "These shipments provide field-proven references for repeat orders from existing customers and for new customer orders. We are also realizing acceleration of near-term bookings of orders in the funnel as shown by the increase in sales backlog. We believe our success in penetrating key segments over the last couple of quarters positions us well to secure the near term investment capital or other funding we require from strategic partners or other investors."

Conference call - February 14, 2013 - 11:00 a.m. Eastern Standard Time (10:00 a.m. CST)

The Company will hold a conference call on Thursday, February 14, 2012 at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) to discuss results for its second fiscal quarter ended December 31, 2012. To participate in the call, please dial 1-888-481-2877, for domestic callers, and 1-719-325-2361, for international callers. The participant passcode is 4730445.

The call will be available for replay at 1-888-203-1112, for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 4730445. The conference call will also be available for replay via the investor relations section of the Company's website at www.zbbenergy.com until March 14, 2013.

                           ZBB ENERGY CORPORATION
                   Condensed Consolidated Balance Sheets

                                                December 31,
                                                    2012
                                                (Unaudited)   June 30, 2012
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $   2,118,800  $   7,823,217
  Restricted cash on deposit                         310,000              -
  Accounts receivable, net                         1,171,485        480,563
  Inventories                                      2,844,484      2,912,207
  Prepaid and other current assets                   899,807        187,448
  Refundable income tax credit                       265,392        185,545
                                               -------------  -------------
    Total current assets                           7,609,968     11,588,980
Long-term assets:
  Property, plant and equipment, net               5,261,794      5,484,545
  Investment in investee company                   2,550,776      3,083,889
  Intangible assets, net                             774,101      1,143,122
  Goodwill                                           803,079        803,079
                                               -------------  -------------
    Total assets                               $  16,999,718  $  22,103,615
                                               =============  =============

Liabilities and Equity
Current liabilities:
  Bank loans and notes payable                 $     935,207  $   1,022,826
  Accounts payable                                 1,336,324      1,899,029
  Accrued expenses                                 1,221,286      1,289,138
  Customer deposits                                1,602,266      1,315,309
  Accrued compensation and benefits                  131,840        335,369
                                               -------------  -------------
    Total current liabilities                      5,226,923      5,861,671
Long-term liabilities:
  Bank loans and notes payable                     2,719,258      2,915,134
                                               -------------  -------------
    Total liabilities                              7,946,181      8,776,805
                                               -------------  -------------

Equity
  Series A preferred stock ($0.01 par value,
   $10,000 face value) 10,000,000 authorized
   and no shares issued                                    -              -
  Common stock ($0.01 par value); 150,000,000
   authorized, 77,568,535 and 72,977,248
   shares issued and outstandingas of December
   31, 2012 and June 30, 2012, respectively          775,686        729,773
  Additional paid-in capital                      82,332,895     80,363,519
  Accumulated deficit                            (75,020,156)   (69,053,909)
  Accumulated other comprehensive loss            (1,585,664)    (1,584,921)
                                               -------------  -------------
  Total ZBB Energy Corporation Equity              6,502,761     10,454,462
  Noncontrolling interest                          2,550,776      2,872,348
                                               -------------  -------------
    Total equity                                   9,053,537     13,326,810
                                               -------------  -------------
    Total liabilities and equity               $  16,999,718  $  22,103,615
                                               =============  =============

                           ZBB ENERGY CORPORATION
        Condensed Consolidated Statements of Operations (Unaudited)

                            Three months ended         Six months ended
                               December 31,              December 31,
                         ------------------------  ------------------------
                             2012         2011         2012         2011
                         -----------  -----------  -----------  -----------
Revenues
  Product sales          $ 2,748,007  $   240,921  $ 4,353,145  $   467,028
  Engineering and
   development                     -      200,000      218,183    1,611,750
                         -----------  -----------  -----------  -----------
    Total Revenues         2,748,007      440,921    4,571,328    2,078,778
                         -----------  -----------  -----------  -----------

Costs and Expenses
  Cost of product sales    2,265,206      187,620    3,757,598      344,291
  Cost of engineering
   and development                 -            -       45,065      481,107
  Advanced engineering
   and development         1,375,800    1,186,352    2,535,539    1,885,735
  Selling, general, and
   administrative          1,610,422    1,421,690    3,291,974    3,099,687
  Depreciation and
   amortization              342,830      410,595      683,462      729,776
                         -----------  -----------  -----------  -----------
    Total Costs and
     Expenses              5,594,078    3,206,257   10,313,458    6,540,596

                         -----------  -----------  -----------  -----------
Loss from Operations      (2,846,071)  (2,765,336)  (5,742,130)  (4,461,818)
                         -----------  -----------  -----------  -----------

Other Income (Expense)
  Equity in loss of
   investee company         (456,632)     (58,710)    (533,113)     (58,710)
  Interest income                594        3,279          983        9,968
  Interest expense           (45,647)     (58,823)     (93,210)    (118,491)
  Other income                     -          250            -        4,263
                         -----------  -----------  -----------  -----------
    Total Other Income
     (Expense)              (501,685)    (114,004)    (625,340)    (162,970)

                         -----------  -----------  -----------  -----------
Loss before provision
 (benefit) for Income
 Taxes                    (3,347,756)  (2,879,340)  (6,367,470)  (4,624,788)

Provision (benefit) for
 Income Taxes                (74,151)    (111,800)     (74,151)    (181,800)
                         -----------  -----------  -----------  -----------
  Net loss                (3,273,605)  (2,767,540)  (6,293,319)  (4,442,988)
  Net loss attributable
   to noncontrolling
   interest                  190,148       37,230      327,072       37,230
                         -----------  -----------  -----------  -----------
Net Loss Attributable to
 ZBB Energy Corporation  $(3,083,457) $(2,730,310) $(5,966,247) $(4,405,758)
                         ===========  ===========  ===========  ===========

Net Loss per share
  Basic and diluted      $     (0.04) $     (0.08) $     (0.08) $     (0.14)

Weighted average shares-
 basic and diluted        77,568,535   33,681,776   77,443,772   32,089,356

                           ZBB Energy Corporation
        Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                     Six months ended
                                                       December 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------
Cash flows from operating activities
Net loss                                       $  (6,293,319) $  (4,442,988)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation of property, plant and
   equipment                                         314,441        349,388
  Amortization of intangible assets                  369,021        380,388
  Stock-based compensation                           413,610        644,640
  Equity in loss of investee company                 533,113         58,710
Changes in assets and liabilities
    Accounts receivable                             (690,922)      (189,616)
    Inventories                                       67,723     (1,151,633)
    Prepaids and other current assets               (712,359)       (87,896)
    Refundable income taxes                          (79,847)        47,450
    Accounts payable                                (562,705)       904,531
    Accrued compensation and benefits               (203,529)      (169,134)
    Accrued expenses                                 (69,222)      (206,541)
    Customer deposits                                286,957        308,516
                                               -------------  -------------
  Net cash used in operating activities           (6,627,038)    (3,554,185)
                                               -------------  -------------
Cash flows from investing activities
  Expenditures for property and equipment            (91,690)    (1,307,927)
  Investment in investee company                           -     (1,640,728)
  Deposits of restricted cash                       (310,000)
                                               -------------  -------------
  Net cash used in investing activities             (401,690)    (2,948,655)
                                               -------------  -------------
Cash flows from financing activities
  Repayments of bank loans and notes payable        (283,495)      (151,867)
  Proceeds from issuance of Series A preferred
   stock                                                   -      2,197,240
  Proceeds from issuance of common stock           1,744,688      1,887,398
  Common stock issuance costs                       (143,009)      (176,934)
  Proceeds from noncontrolling interest                5,500      1,546,062
                                               -------------  -------------
  Net cash provided by financing activities        1,323,684      5,301,899
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                        627        (29,111)
                                               -------------  -------------
Net decrease in cash and cash equivalents         (5,704,417)    (1,230,052)
Cash and cash equivalents - beginning of
 period                                            7,823,217      2,910,595
                                               -------------  -------------

Cash and cash equivalents - end of period      $   2,118,800  $   1,680,543
                                               =============  =============

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:
Lewis W. Kreps
Three Part Advisors, LLC
www.threepa.com
214-599-7955
or
David Mossberg
Three Part Advisors, LLC
817-310-0051